AGREEMENT AND PLAN OF MERGER

 OF

MEDIX RESOURCES, INC.

(a Colorado corporation)

INTO

RAMP CORPORATION

(a Delaware corporation)

          FIRST: Medix Resources, Inc., a corporation organized under the laws of the State of Colorado (the "Merging Corporation"), shall merge with and into its wholly-owned subsidiary, Ramp Corporation, a corporation organized under the laws of the State of Delaware (the "Surviving Corporation"), and the Surviving Corporation shall assume the liabilities and obligations of the Merging Corporation.

         SECOND: The presently issued and outstanding shares of capital stock of the Merging Corporation shall be converted on a one-for-one basis into shares of the capital stock, of the same class and series, of the Surviving Corporation.

         THIRD: The presently issued and outstanding shares of the common stock, $0.001 par value, of the Surviving Corporation, issued to the Merging Corporation, shall be cancelled.

         FOURTH: The authorized capital of the Surviving Corporation shall remain unchanged following the merger.

         FIFTH: The Restated Certificate of Incorporation of the Surviving Corporation, shall remain the Restated Certificate of Incorporation of the Surviving Corporation.

         SIXTH: The by-laws of the Surviving Corporation shall remain the by-laws of the Surviving Corporation.

         SEVENTH: The directors and officers of the Merging Corporation shall remain the directors and officers of the Surviving Corporation and shall serve until their successors are elected and have qualified.

         EIGHTH: The officers of each corporation party to the merger shall be, and hereby are, authorized to do all acts and things necessary and proper to effect the merger.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Plan of Merger as of the 17th day of December 2003.

MEDIX RESOURCES, INC. By: /s/ Darryl Cohen Name: Darryl Cohen Title: Chief Executive Officer	RAMP CORPORATION By: /s/Andrew Brown Name: Andrew Brown Title: President and Chief Operating Officer